UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 13, 2018
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-36812	46-5087339
(State or other jurisdiction	h	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 13, 2018, Flex Pharma, Inc. (the “Company) received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price of the Company’s common stock for the prior 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until February 11, 2019, to regain compliance. In order to regain compliance with the minimum closing bid price rule, the closing bid price of the Company’s common stock must be at least $1.00 or higher for a minimum of ten consecutive business days during the 180-day compliance period. In the event the Company does not regain compliance by February 11, 2019, the Company may be eligible to seek an extension of the compliance period if it meets the continued listing requirement for market value of publicly held shares and all other listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency. If the Company fails to regain compliance prior to the expiration of the compliance period including any extension, Nasdaq will provide written notice to the Company that its securities are subject to delisting.
The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the Nasdaq Global Market under the symbol “FLKS”. The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with Nasdaq Listing Rule 5450(a)(1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: August 15, 2018
	By:	/s/ John McCabe
John McCabe
Chief Financial Officer